UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT
OF 1934
Date of Report (Date of earliest event reported): February 28, 2008
AMERICAN ECOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-11688	95-3889638

(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

Lakepointe Centre I,
300 E. Mallard Drive, Suite 300
Boise, Idaho		83706

(Address of principal executive		(Zip Code)
offices)
(208) 331-8400
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(a) On February 28, 2008, director Richard T. Swope submitted a letter indicating that he will not stand for re-election at the 2008 Annual Meeting of Stockholders of American Ecology Corporation (the “Company”). Mr. Swope’s letter is attached as Exhibit 17.1 to this report. At the February 26-27, 2008 Board meeting, Mr. Swope disagreed with the Board of Director’s action to combine the position of Chairman and Chief Executive Officer, and the reconstitution of the Corporate Governance Committee that was approved at the February 22, 2008 special meeting of the Board. Mr. Swope, who joined the Board in 2005, continues to serve on the Compensation Committee and Audit Committee of the Board.
In a February 29, 2008 letter to the Chairman of the Corporate Governance Committee, director Kenneth C. Leung acknowledged that he will not be standing for re-election at the Company’s 2008 Annual Meeting of Stockholders. Mr. Leung’s letter is attached as Exhibit 17.2 to this report. Mr. Leung has served on the Board since 2005 and was Chairman since May 2006. As a non-independent director, he serves on no committees of the Board.
The external growth opportunity referenced by Mr. Leung in his letter is under evaluation consistent with public statements by management that the Company is seeking acquisitions with a high potential to be accretive to earnings per share. As of the date of this report, no action has been taken by the Board of Directors with respect to this opportunity. The other Board actions referenced by Mr. Leung in his letter, the appointment of Stephen Romano as Chairman and the reconstitution of the Corporate Governance Committee, were approved by a majority of the Company’s directors at Board meetings that were properly noticed in accordance with the Company’s by-laws.
The Company has provided Mr. Swope and Mr. Leung with a copy of the disclosures set forth above.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits

Exhibit No.	Description

17.1	Letter from Richard T. Swope dated February 28, 2008

17.2	Letter from Kenneth C. Leung dated February 29, 2008

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN ECOLOGY CORPORATION (Registrant)
Date: March 17, 2008	By:	/S/ Stephen A. Romano
Stephen A. Romano
Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

17.1	Letter from Richard T. Swope dated February 28, 2008

17.2	Letter from Kenneth C. Leung dated February 29, 2008

4